Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Stockholders and Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s continued operating losses and deterioration of the loan portfolio, undercapitalized status, liquidity restrictions, and other restrictions as a result of regulatory agreements, raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Witt Mares, PLC

Norfolk, Virginia

April 14, 2011

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets

Cash and cash equivalents:
Cash and due from banks	$2,673,337	$4,670,991
Interest bearing deposits in banks	117,213,705	178,746,476
Federal funds sold	7,689	2,102,882

Total cash and cash equivalents	119,894,731	185,520,349

Investment securities:
Available for sale, at fair market value	9,213,650	5,597,098
Held to maturity, at amortized cost (fair market value was $123,920 and $158,198, respectively)	123,350	158,168

Total investment securities	9,337,000	5,755,266

Equity securities, restricted, at cost	8,756,550	9,508,250
Loans held for sale	1,750,280	—

Loans	950,432,266	1,031,884,982
Allowance for loan losses	(79,038,370)	(45,770,653)

Loans, net	871,393,896	986,114,329

Premises and equipment, net	34,327,776	35,854,433
Other real estate owned, net of valuation allowance	32,227,981	11,380,254
Deferred tax assets, net	—	17,005,394
Accrued interest receivable	5,490,347	5,619,916
Other assets	14,307,616	19,745,166

	$1,097,486,177	$1,276,503,357

Liabilities and Equity

Liabilities:
Deposits:
Noninterest-bearing demand deposits	$41,287,081	$44,940,884
Interest-bearing	918,946,865	1,035,955,612

Total deposits	960,233,946	1,080,896,496

Short-term borrowings	29,000,000	35,000,000
Long-term debt	50,000,000	50,000,000
Trust preferred capital notes	20,619,000	20,619,000
Accrued interest payable	3,685,174	2,678,629
Other liabilities	5,636,891	6,828,936

Total liabilities	1,069,175,011	1,196,023,061

Equity:
Common stock, par value $2.066, 100,000,000 shares authorized on December 31, 2010 and 18,150,000 shares authorized on December 31, 2009; 6,897,084 and 6,888,451 shares issued and outstanding as of December 31, 2010 and 2009, respectively	14,249,376	14,231,540
Additional paid-in capital	63,838,137	63,839,543
Retained earnings (deficit)	(49,891,697)	1,954,500
Accumulated other comprehensive income (loss)	(133,095)	12,078

Total stockholders’ equity	28,062,721	80,037,661
Noncontrolling interests	248,445	442,635

Total equity	28,311,166	80,480,296

	$1,097,486,177	$1,276,503,357

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Operations

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Interest and dividend income:
Loans, including fees	$61,797,905	$65,518,041	$62,524,088
Investment securities:
Taxable	180,134	225,624	344,917
Tax exempt	21,901	31,632	44,046
Dividend income, equity securities, restricted	169,953	150,463	389,572
Other interest income	413,449	42,244	18,703

Total interest and dividend income	62,583,342	65,968,004	63,321,326

Interest expense:
Deposits	25,348,339	26,062,440	24,164,900
Short-term borrowings	154,318	483,160	1,930,195
Long-term debt	1,944,481	1,943,281	2,150,984
Trust preferred capital notes	1,362,191	1,309,722	1,316,898

Total interest expense	28,809,329	29,798,603	29,562,977

Net interest income	33,774,013	36,169,401	33,758,349

Provision for loan losses	52,512,836	53,924,868	23,971,750

Net interest income (expense) after provision for loan losses	(18,738,823)	(17,755,467)	9,786,599

Noninterest income:
Service charges on deposit accounts	1,098,706	1,302,478	1,443,262
Other service charges and fees	894,118	911,766	843,557
Mortgage brokerage income	438,882	819,991	1,123,832
Title insurance income	140,584	569,528	806,351
Investment service income	258,755	337,937	257,817
Gain on sale of loans	1,112,881	—	—
Loss on other real estate owned, net	(2,193,279)	(1,443,169)	(97,620)
Other	402,987	544,360	389,381

Total noninterest income	2,153,634	3,042,891	4,766,580

Noninterest expense:
Salaries and employee benefits	7,815,876	9,836,731	9,497,725
Net occupancy expense	3,945,257	3,994,177	3,627,702
Furniture and equipment expense	2,027,733	2,071,063	1,849,954
FDIC insurance	3,367,291	1,863,245	408,487
Other real estate owned expense	2,371,710	1,704,640	108,213
Other operating expense	7,264,091	5,157,844	4,767,918

Total noninterest expense	26,791,958	24,627,700	20,259,999

Loss before income taxes	(43,377,147)	(39,340,276)	(5,706,820)

Income tax expense (benefit)	8,458,138	(13,596,238)	(1,933,056)

Net loss	(51,835,285)	(25,744,038)	(3,773,764)

Less: Net income (loss) attributable to noncontrolling interests	10,912	37,065	(34,695)

Net loss attributable to the Company	$(51,846,197)	$(25,781,103)	$(3,739,069)

Loss per share attributable to the Company’s common stockholders:
Basic	$(7.52)	$(3.75)	$(0.54)

Diluted	$(7.52)	$(3.75)	$(0.54)

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Equity

Years Ended December 31, 2010, 2009 and 2008

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (loss)	Noncontrolling Interests	Total Equity
Balance, January 1, 2008	6,915,587	$14,287,602	$64,742,520	$34,361,972	$22,080	$58,977	$113,473,151
Comprehensive loss:
Net loss	—	—	—	(3,739,069)	—	(34,695)	(3,773,764)
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	16,759	—	16,759

Total comprehensive loss							(3,757,005)

Issuance of common stock	77,156	159,406	782,792	—	—	—	942,198
Common stock repurchased	(141,326)	(291,980)	(1,768,246)	—	—	—	(2,060,226)
Contributions from noncontrolling interest holder	—	—	—	—	—	390,000	390,000
Cash dividends - $0.32 per share	—	—	—	(2,201,590)	—	—	(2,201,590)
Cash dividends - noncontrolling interests	—	—	—	—	—	(8,712)	(8,712)

Balance, December 31, 2008	6,851,417	14,155,028	63,757,066	28,421,313	38,839	405,570	106,777,816
Comprehensive loss:
Net income (loss)	—	—	—	(25,781,103)	—	37,065	(25,744,038)
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	—	(26,761)	—	(26,761)

Total comprehensive loss							(25,770,799)

Issuance of common stock	37,034	76,512	82,477	—	—	—	158,989
Cash dividends - $0.10 per share	—	—	—	(685,710)	—	—	(685,710)

Balance, December 31, 2009	6,888,451	14,231,540	63,839,543	1,954,500	12,078	442,635	80,480,296
Comprehensive loss:
Net income (loss)	—	—	—	(51,846,197)	—	10,912	(51,835,285)
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	—	(145,173)	—	(145,173)

Total comprehensive loss							(51,980,458)

Purchase of subsidiary shares from noncontrolling interest holder	—	—	—	—	—	(188,604)	(188,604)
Cash distribution to noncontrolling interest holder	—	—	—	—	—	(16,498)	(16,498)
Issuance of common stock	8,633	17,836	(1,406)	—	—	—	16,430

Balance, December 31, 2010	6,897,084	$14,249,376	$63,838,137	$(49,891,697)	$(133,095)	$248,445	$28,311,166

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Operating Activities:
Net loss	$(51,835,285)	$(25,744,038)	$(3,773,764)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for loan losses	52,512,836	53,924,868	23,971,750
Depreciation and amortization	2,540,469	2,575,977	2,121,031
Gain on the sale of premises and equipment	—	(2,472)	(3,720)
Gain on the sale of loans	(1,112,881)	—	—
Purchase of loans held for sale	(157,150,662)	—	—
Proceeds from loans held for sale	155,400,382	—	—
Loss on other real estate owned	2,193,279	1,443,169	97,620
Net amortization of premiums and accretion of discounts on investment securities	9,379	2,818	(7,127)
Gain on sale of investment securities available for sale	—	(5,390)	—
Increase in deferred tax assets	(6,574,449)	(4,588,810)	(7,501,733)
Deferred tax asset valuation allowance	23,586,065	—	—
Net change in:
Accrued interest receivable	129,569	78,509	473,092
Other assets	5,437,550	(15,052,820)	(675,270)
Accrued interest payable	1,006,545	476,198	(257,158)
Other liabilities	(1,192,045)	(1,468,130)	(1,400,865)

Net cash provided by operating activities	24,950,752	11,639,879	13,043,856

Investing Activities:
Purchase of loans	(71,259,578)	—	—
Purchase of investment securities available for sale	(11,649,013)	(6,496,250)	(6,033,926)
Purchase of equity securities, restricted	—	(1,005,900)	(12,095,800)
Net purchase of premises and equipment	(1,132,255)	(1,926,273)	(14,389,078)
Improvements to other real estate owned	(337,815)	(300,888)	—
Net (increase) decrease in loans	72,303,734	(61,314,395)	(243,839,259)
Purchase of subsidiary shares from noncontrolling interests	(188,604)	—	—
Proceeds from:
Sale of loans	33,147,742	—	—
Calls and maturities of investment securities held to maturity	34,450	32,615	249,531
Sales, calls and maturities of investment securities available for sale	7,872,055	7,722,937	6,139,812
Sale of equity securities, restricted	751,700	2,456,700	9,896,100
Sale of premises and equipment	118,443	53,452	4,000
Sale of other real estate owned	6,425,389	5,014,174	1,861,863

Net cash provided by (used in) investing activities	36,086,248	(55,763,828)	(258,206,757)

Financing Activities:
Net increase (decrease):
Demand, interest-bearing demand and savings deposits	(10,975,059)	9,282,640	(6,309,525)
Time deposits	(11,644,491)	179,020,451	(5,172,644)
Brokered time deposits	(98,043,000)	129,587,000	202,193,000
Short-term borrowings	(6,000,000)	(94,095,503)	59,867,843
Long-term debt	—	(5,000,000)	—
Principal payments on long-term debt	—	(295,936)	(26,112)
Common stock repurchased	—	—	(2,060,226)
Dividends reinvested and sale of stock	16,430	158,989	825,836
Dividends paid to stockholders	—	(685,710)	(2,201,590)
Distributions to noncontrolling interests	(16,498)	—	(8,712)
Contributions from noncontrolling interests	—	—	390,000

Net cash provided by (used in) financing activities	(126,662,618)	217,971,931	247,497,870

Net increase (decrease) in cash and cash equivalents	(65,625,618)	173,847,982	2,334,969
Cash and cash equivalents, January 1	185,520,349	11,672,367	9,337,398

Cash and cash equivalents, December 31	$119,894,731	$185,520,349	$11,672,367

Supplemental cash flow disclosure:
Interest paid during the year	$27,802,785	$29,322,404	$29,820,136

Income taxes paid (refunded) during the year	$(14,520,166)	$1,684,000	$6,335,000

Supplemental noncash disclosure:
Transfer between loans and other real estate owned	$32,001,330	$18,971,332	$5,349,514

Sale of other real estate owned financed by bank loans	$2,872,750	$5,748,913	$1,360,000

Stock, financed	$—	$—	$73,217

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2010, 2009 and 2008

Note 1.	Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiaries, Commonwealth Bankshares Capital Trust II (the “Trust”), and Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Community Home Mortgage of Virginia Inc. T/A Bank of the Commonwealth Mortgage, Commonwealth Financial Advisors, LLC, Commonwealth Property Associates, LLC, WOV Properties, LLC, Moyock One, LLC, Ten Rivers Lots, LLC and Tivest Community Development Corp. are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to accepted practices within the banking industry. A summary of significant accounting policies is briefly described below.

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies.

Going Concern Considerations

The consolidated financial statements of Commonwealth Bankshares, Inc. as of and for the year ended December 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. Due to the Company’s 2010 financial results, the substantial uncertainty throughout the U.S. banking industry, the Written Agreement the Parent and the Bank have entered into and described in Note 16, the Bank’s “undercapitalized” status, continued operating losses and ongoing deterioration in asset quality, potential liquidity constraints and other factors, doubt exists regarding the Company’s ability to continue as a going concern.

The Company incurred net losses of $51.8 million and $25.8 million for the years ended December 31, 2010 and 2009, respectively. These losses were largely the result of dramatic increases in non-performing assets, significant provisions for loan losses in both years and establishing a deferred tax valuation allowance on its net deferred tax position of $23.6 million in 2010. Primarily as a result of these losses, as of December 31, 2010 the Company was considered “undercapitalized” under regulatory guidelines and must improve its capital in accordance with the Written Agreement.

As a result of the continuing downturn in the financial markets, the availability of many sources of capital (principally to financial services companies) has become significantly restricted or has become increasingly costly as compared to the prevailing market rates prior to the downturn. Management cannot predict when or if the capital markets will return to more favorable conditions. Management is actively evaluating a number of capital sources, asset reductions and other balance sheet management strategies to improve the Bank’s projected level of regulatory capital to support its balance sheet. There can be no assurances that the Company will be successful in its efforts to raise additional capital during 2011. An equity financing transaction could result in substantial dilution to the Company’s current shareholders and could adversely affect the market price of the Company’s common stock. It is difficult to predict if these efforts will be successful, either on a short-term or long-term basis.

As an “undercapitalized” bank, federal banking regulations prohibit the Bank from originating or renewing brokered deposits and also restrict the interest rates that the Bank can offer on deposits. The Bank’s brokered deposits maturing during 2011 total $77.1 million. Based on available asset liquidity of approximately $119.9 million (which excludes available for sale securities, the majority of which were pledged for public deposits) at December 31, 2010, in conjunction with the Bank’s ability to generate funding through the internet deposit market, management believes adequate liquidity exists to fund brokered deposits maturing during 2011. Additionally, because of our troubled condition our ability to borrow funds from the Federal Reserve Bank Discount Window as a source of short-term liquidity could be restricted by the Federal Reserve Bank of Richmond (the “Federal Reserve” or “FRB”), which has broad discretion in regulating such borrowing. Our ability to access our available borrowing capacity from the Federal Home Loan Bank of Atlanta (“FHLB”) in the future is subject to our rating and any subsequent changes based on our financial performance as compared to factors considered by the FHLB in their assignment of our credit risk rating each quarter. Because borrowings from the FHLB and FRB have historically represented our primary source of debt financing, restrictions on our borrowing capacity from the FHLB or FRB could adversely affect our access to debt financing. As a result of the potential issues discussed above, the Company’s management has maintained a high level of liquid assets, and expects to have the ability to generate adequate liquidity through deposit funding, including the internet deposits. Management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and to meet customers’ credit needs.

The Parent relies on dividends from the Bank as its primary source of liquidity. The Parent is a legal entity separate and distinct from the Bank. Various legal limitations restrict the Bank from lending or otherwise supplying funds to the Parent to meet its obligations, including paying dividends as more fully described in Note 15. In addition, the terms of the Written Agreement described in Note 16 limit the Bank’s ability to pay dividends to the Parent to satisfy its funding needs.

The accompanying consolidated financial statements for the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future, and does not include any adjustments to reflect the possible future effects on the recoverability or classification of assets.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as “the Company.” All significant intercompany balances and transactions have been eliminated in consolidation. In addition, the Parent owns the Trust which is an unconsolidated subsidiary. The subordinated debt owed to this trust is reported as a liability of the Parent.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions (the “SCC”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank serves the Hampton Roads and Northeastern North Carolina regions through its twenty-one banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold, which all mature within ninety days.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the FRB. Required reserves were $110,000 and $561,000 for December 31, 2010 and 2009, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income.

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the FHLB of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FHLB stock and FRB stock are carried at cost.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to third-party investors. The loans are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. A substantial portion of the loan portfolio is represented by mortgage loans in our market area. The ability of our debtors to honor their contracts is dependent upon the real estate and general economic conditions in our market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

The Company’s allowance for loan losses is the amount considered adequate to absorb probable losses within its loan portfolio based on management’s evaluation of the size and current risk characteristics of each of the segments of its loan portfolio. Such evaluation considers numerous factors and credit quality indicators, including, but not limited to net charge-off trends, internal risk ratings and changes in such risk ratings, historical losses incurred, collateral values, borrower FICO scores (primarily for consumer loans and home mortgage equity lines of credit), delinquency rates, nonperforming and restructured loans, underwriting practices, industry conditions and economic trends. The housing downturn and broader economic slowdown that accelerated in 2009 and has continued into 2010 has negatively affected both our consumer and commercial loan portfolios and was a significant factor management considered in the evaluation of all of the loan portfolio segments. During 2010, the Company updated its Allowance for Loan and Lease Policy and enhanced its methodology for calculating the estimate for its general allocation (ASC Topic 450) portion of the allowance analysis and further clarified the methodology for identifying loans that should be assessed for impairment under ASC Topic 310 (see below).

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations made pursuant to either FASB ASC Topic 450 “Accounting for Contingencies,” or FASB ASC Topic 310 “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as doubtful or substandard. For these loans or other such loans that are also considered as impaired, an allowance is established based on a thorough analysis of the most probable of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated observable market price, or the estimated fair value of the underlying collateral value depending on the most likely source of repayment. A reserve is established when the fair value of the impaired loan is lower than the carrying value of the loan. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. For the majority of the real estate loans included in the construction and development, commercial mortgage and residential mortgage loan segments, the Company uses numerous sources of information in order make an evaluation of the property’s value that collateralizes these loans. Estimated collateral valuations are based on appraisals, broker price opinions, recent sales of similar properties, and other property-specific and relevant market information. The value estimate is based on an orderly disposition and marketing period of the property. In some instances, the Company adjusts externally provided appraisals for justifiable and well-documented reasons, such as age of the appraisal, the appraiser not being aware of certain property specific factors, or recent sales information. For commercial and industrial loans the Company relies more heavily on the borrower’s cash flow to support the fair value of the loan, however, also utilizes various sources of information to support the value of collateral such as equipment, accounts receivable or inventory; in addition to any real estate that may collateralize such loans.

The general component covers non-classified loans that are grouped into pools or segments based on similar characteristics and is based on historical loss experience and other credit quality indicators for each loan portfolio segment adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in each segment of the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, an analysis of the levels and trends of delinquencies, charge-offs and levels of concentrations within each loan segment of the portfolio, and the credit risk ratings of the various loan segments (in particular construction and development and commercial real estate loan portfolios). Such factors as the level and trend of interest rates, internal process factors and the condition of the national and local economies are also considered. The housing downturn and broader economic slowdown that accelerated in 2009 and has continued into 2010 has negatively affected both our consumer and commercial loan portfolios and has been a significant factor that management has considered in evaluating the general component of all loan segments. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance. The Bank’s policy regarding charge-offs requires all loans that are deemed uncollectible be charged off over a reasonable period of time. Also, all loans classified as “Loss” by regulators must be charged-off in a timely manner. All loans recommended for charge off will be approved by the President and ratified by the Executive Committee. In addition, for real estate loans that are collateral dependent for collection, the uncollectible portion of the loan is charged off within a reasonable amount of time after the loan is over 90 days past due.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost with no depreciation. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 20 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair value of the property, less estimated selling and disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair value is reviewed periodically by management and any write-downs are reported as a component of noninterest income either as a reduction in the gain or a portion of the loss on other real estate owned. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included as a component of noninterest expense in other real estate owned expense.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $142,755, $189,876 and $411,698 for the three years ended December 31, 2010, 2009 and 2008, respectively.

Income Taxes

The Company accounts for deferred income taxes utilizing FASB ASC Topic 740 “Income Taxes.” FASB ASC Topic 740 requires an asset and liability method, whereby deferred tax assets and liabilities are recognized based on the tax effects of temporary differences between the financial statements and the tax basis of assets and liabilities, as measured by current enacted tax rates. When appropriate, in accordance with FASB ASC Topic 740, the Company evaluates the need for a valuation allowance to reduce deferred tax assets. This valuation allowance is recognized if, based on an analysis of available evidence (both positive and negative), management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management’s judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. At December 31, 2010, the Company established a valuation allowance for the entire net deferred tax asset of $23.6 million, all of which was charged to income tax expense.

The Company’s income tax returns are subject to examination by taxing authorities, generally for a period of three years from the date they were filed. The bank’s policy is to classify income tax related interest and penalties in interest expense and other expenses, respectively. The Company had no tax related penalties and interest for the year ended December 31, 2010 and $3,645 of interest related to the settlement of audits for certain prior periods for the year ended December 31, 2009.

The impact of a tax position is recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.

Stock Based Compensation

The Company adopted the provisions of FASB ASC Topic 718 “Stock Compensation,” on January 1, 2006 using the modified prospective method. Under this method, stock-based awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with the provisions of FASB ASC Topic 718. Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under FASB ASC Topic 718 “Stock Compensation.” Share-based compensation expense is recorded in salary and employee benefits.

See Note 19 - Stock Based Compensation Plans for further information related to stock based compensation.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB ASC Topic 820 “Fair Value Measurements and Disclosures,” for financial assets and financial liabilities. The Company delayed application of FASB ASC Topic 820 for non-financial assets and non-financial liabilities, until January 1, 2009. FASB ASC Topic 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. See Note 17 - Fair Value Measurements.

Per Share Data

Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share is computed by dividing net loss by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2010	2009	2008
Net loss attributable to the Company	$(51,846,197)	$(25,781,103)	$(3,739,069)
Weighted average shares outstanding	6,891,185	6,879,923	6,881,871

Basic loss per common share attributable to the Company’s common stockholders	$(7.52)	$(3.75)	$(0.54)

Effect of dilutive securities on EPS:
Weighted average shares outstanding	6,891,185	6,879,923	6,881,871
Effect of stock options	—	—	24,603

Diluted average shares outstanding	6,891,185	6,879,923	6,906,474

Diluted loss per common share attributable to the Company’s common stockholders	$(7.52)	$(3.75)	$(0.54)

Options to acquire 345,312, 431,262, and 420,474 shares of common stock were not included in computing diluted loss per common share for the twelve months ended December 31, 2010, 2009 and 2008, respectively, because their effects were anti-dilutive.

On April 20, 2010, the Company’s Board of Directors approved an amendment to Article III, Section 1 of the Articles of Incorporation to increase the number of authorized shares of Commonwealth Bankshares, Inc. common stock from 18,150,000 to 100,000,000 shares.

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of Hampton Roads, Virginia, Northeastern North Carolina and their surrounding communities.

Comprehensive Income

FASB ASC Topic 220 “Comprehensive Income” establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Recent Accounting Pronouncements

The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative GAAP applicable to all public and non-public non-governmental entities, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under the authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The switch to the ASC affects the way companies refer to GAAP in financial statements and accounting policies.

In June 2009, the FASB issued Accounting Standards Update No. (“ASU”) 2009-16 (formerly Statement of Financial Accounting Standards No. (“SFAS”) 166, Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140). ASU 2009-16 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to enhance reporting about transfers of financial assets, including securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. ASU 2009-16 eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. The guidance also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. This guidance was effective January 1, 2010. The Bank entered into an asset purchase and sale agreement with a third party during August 2010, whereby certain non-performing commercial and construction and development loans of the Bank were sold, without recourse. In addition, on the same day the Bank entered into and closed a purchase and sale agreement pursuant to which the Bank purchased a pool of performing residential mortgage home equity loans. The transaction resulted in a gain of $1.1 million and interest and fee income of $4.6 million during the quarter. Refer to Note 4 for further information.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures About Fair Value Measurements.” ASU 2010-06 requires expanded disclosures related to fair value measurements including (i) the amounts of significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers, (ii) the reasons for transfers of assets or liabilities in or out of Level 3 of the fair value hierarchy, with significant transfers disclosed separately, (iii) the policy for determining when transfers between levels of the fair value hierarchy are recognized and, (iv) for recurring fair value measurements of assets and liabilities in Level 3 of the fair value hierarchy, a gross presentation of information about purchases, sales, issuances and settlements. ASU 2010-06 further clarifies that (i) fair value measurement disclosures should be provided for each class of assets and liabilities (rather than major category), which would generally be a subset of assets or liabilities within a line item in the statement of financial position and (ii) companies should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for each class of assets and liabilities included in Levels 2 and 3 of the fair value hierarchy. The disclosures related to the gross presentation of purchases, sales, issuances and settlements of assets and liabilities included in Level 3 of the fair value hierarchy will be required for the Company beginning January 1, 2011. The remaining disclosure requirements and clarifications made by ASU 2010-06 became effective for the Company on January 1, 2010 and did not have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2009-17, “Consolidations (Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.” ASU 2009-17 amends prior guidance to change how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASU 2009-17 requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its affect on the entity’s financial statements. As further discussed above, ASU No. 2010-10, “Consolidations (Topic 810) – Amendments for Certain Investment Funds,” deferred the effective date of ASU 2009-17 for a reporting entity’s interests in investment companies. The provisions of ASU 2009-17 became effective on January 1, 2010 and did not have a significant impact on the Company’s financial statements.

In February 2010, the FASB issued ASU No. 2010-09, “Subsequent Events (Topic 855) - Amendments to Certain Recognition and Disclosure Requirements.” The FASB amended its guidance on subsequent events to no longer require SEC filers to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements in order to alleviate potential conflicts between the FASB’s guidance and the SEC’s filing requirements. This guidance was effective immediately upon issuance. The adoption of this guidance had no impact on our results of operations or financial condition. While our consolidated financial statements no longer disclose the date through which we have evaluated subsequent events, we continue to be required to evaluate subsequent events through the date when our financial statements are issued.

In February 2010, the FASB issued ASU No. 2010-10, “Consolidations (Topic 810) - Amendments for Certain Investment Funds.” ASU 2010-10 defers the effective date of the amendments to the consolidation requirements made by ASU 2009-17 to a company’s interest in an entity (i) that has all of the attributes of an investment company, as specified under ASC Topic 946, “Financial Services - Investment Companies,” or (ii) for which it is industry practice to apply measurement principles of financial reporting that are consistent with those in ASC Topic 946. As a result of the deferral, a company will not be required to apply the ASU 2009-17 amendments to the Subtopic 810-10 consolidation requirements to its interest in an entity that meets the criteria to qualify for the deferral. ASU 2010-10 also clarifies that any interest held by a related party should be treated as though it is an entity’s own interest when evaluating the criteria for determining whether such interest represents a variable interest. In addition, ASU 2010-10 also clarifies that a quantitative calculation should not be the sole basis for evaluating whether a decision maker’s or service provider’s fee is a variable interest. The provisions of ASU 2010-10 became effective for the Company as of January 1, 2010 and did not have a significant impact on the Company’s financial statements.

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815),” which clarifies that the only type of embedded credit derivative feature related to the transfer of credit risk that is exempt from derivative bifurcation requirements is one that is in the form of subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination will need to assess those embedded credit derivatives to determine if bifurcation and separate accounting as a derivative is required. The provisions of ASU 2010-11 were effective July 1, 2010 and did not have any impact on the Company’s financial statements.

In April 2010, the FASB issued ASU No. 2010-18, “Effect of a Loan Modification When the Loan is Part of a Pool that is Accounted for as a Single Asset (Topic 310)” and is effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending after July 15, 2010. As a result of the amendments in this Update, modification of loans within the pool does not result in the removal of those loans from the pool even if the modification of those loans would otherwise be considered a trouble debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. However, loans within the scope of Subtopic 310-30 that are accounted for individually will continue to be subject to the troubled debt restructuring accounting provisions. The provisions of this Update will be applied prospectively with early application permitted. Upon initial adoption of the guidance in the Update, an entity may make a one-time election to terminate accounting for loans as a pool under Subtopic 310-30. The election may be applied on a pool-by-pool basis and does not preclude an entity from applying pool accounting to subsequent acquisitions of loans with credit deterioration. The Company does not have any pools of loans accounted for in accordance with Subtopic 310-30, and therefore, the adoption of the Update will not have a significant effect on the Company’s financial statements.

In July 2010, the FASB issued ASU No. 2010-20, “Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (Topic 310).” The guidance significantly expanded the disclosures that the Company must make about the credit quality of financing receivables and the allowance for credit losses. The objectives of the enhanced disclosures are to provide financial statement users with additional information about the nature of credit risks inherent in the Company’s financing receivables, how credit risk is analyzed and assessed when determining the allowance for credit losses, and the reasons for the change in the allowance for credit losses. The disclosures as of the end of the reporting period are effective for the Company’s interim and annual periods beginning on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for the Company’s interim and annual periods beginning on or after December 15, 2010. The adoption of the end of period reporting portion of this update enhanced disclosures related to the credit quality of our loans as described in Note 4 to the Consolidate Financial Statements. Disclosures regarding activity that occurs during a reporting period will be effective in the interim reporting period ending March 31, 2011. In January 2011, the FASB issued ASU 2011-01, “Deferral of the Effective date of Disclosures about Troubled Debt Restructurings in ASU 2010-10.” The update defers the effective date of reporting TDR credit quality disclosures until after the FASB had clarified its guidelines for determining what constitutes a TDR.

In December 2010, the FASB issued ASU 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” The update requires companies to perform a step 2 analysis if the carrying value of a reporting unit is zero or negative and if it is more likely than not that goodwill is impaired. The update is effective for goodwill impairment testing performed during 2011with any resulting impairment charge recorded through a cumulative effect adjustment to beginning retained earnings. The Company has adopted the standard as of January 1, 2011 and will apply the new guidance to future goodwill impairment testing, but the Company does not expect the standard to have a substantive impact on its goodwill impairment evaluation.

In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310) “A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring.” The amendments in this update provide guidance and clarification in evaluating whether a restructuring constitutes a troubled debt restructuring. In making this determination, a creditor must separately conclude that both of the following exist: (1) the restructuring constitutes a concession; and (2) the debtor is experiencing financial difficulties. In addition, the amendments to Topic 310 clarify that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables (paragraph 470-60-55-10) when evaluating whether a restructuring constitutes a troubled debt restructuring, and should disclose the information required by paragraphs 310-10-50-33 through 50-34, which was deferred by Accounting Standards Update No. 2011-01, “Receivables (Topic 310): Deferral of the Effective date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20,” for interim and annual periods beginning on or after June 15, 2011. The amendments in this update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. The Company will adopt this standard as of July 1, 2011 and will apply the new guidance in its determination of trouble debt restructuring and related disclosure requirements but does not expect the standard to have a significant impact on the Company’s financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2010 presentation. These reclassifications have no effect on previously reported net income (loss).

Note 2.	Concentrations of Credit Risk

Construction and mortgage loans represented $881.7 million and $949.0 million of the total loan portfolio at December 31, 2010 and 2009, respectively. Substantially all such loans are collateralized by real property or other assets. Loans in these categories and their collateral values are continuously monitored by management.

Note 3.	Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2010
Available for sale:
U.S. Government and agency securities	$499,781	$2,356	$—	$502,137
Mortgage-backed securities	8,672,320	11,300	(148,196)	8,535,424
State and municipal securities	174,645	1,444	—	176,089

	$9,346,746	$15,100	$(148,196)	$9,213,650

Held to maturity:
Mortgage-backed securities	$123,350	$658	$(88)	$123,920

	$123,350	$658	$(88)	$123,920

December 31, 2009
Available for sale:
U.S. Government and agency securities	$4,500,000	$3,325	$—	$4,503,325
Mortgage-backed securities	434,306	9,999	(588)	443,717
State and municipal securities	644,492	5,564	—	650,056

	$5,578,798	$18,888	$(588)	$5,597,098

Held to maturity:
Mortgage-backed securities	$158,168	$395	$(365)	$158,198

	$158,168	$395	$(365)	$158,198

Information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009 aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2010	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Mortgage-backed securities	$7,167,226	$148,062	$21,246	$134	$7,188,472	$148,196

Total temporarily impaired securities	$7,167,226	$148,062	$21,246	$134	$7,188,472	$148,196

	Less Than 12 Months		12 Months or More		Total
December 31, 2009	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

Mortgage-backed securities	$—	$—	$48,593	$588	$48,593	$588

Total temporarily impaired securities	$—	$—	$48,593	$588	$48,593	$588

At December 31, 2010, approximately 97.8% of the mortgage backed securities held by the Company were issued by the Government National Mortgage Association (GNMA), which is backed by the full faith and credit of the federal government and the remaining mortgage backed securities were issued by Fannie Mae (FNMA) and Freddie Mac (FHLMC) institutions which the federal government has affirmed its commitment to support.

The unrealized loss positions at December 31, 2010 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better. Bonds with unrealized loss positions of less than 12 months duration at 2010 year end included 7 federal agency mortgage-backed securities. Securities with losses of one year or greater duration included 1 federal agency mortgage-backed security.

No impairment has been recognized on any securities in a loss position because of management’s intent and demonstrated ability to hold securities to scheduled maturity or call dates.

A maturity schedule of investment securities as of December 31, 2010 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$517,775	$521,035	$139	$140
After one year through five years	5,735,070	5,664,944	110,392	110,947
After five years through ten years	3,093,901	3,027,671	12,819	12,833
After ten years	—	—	—	—

	$9,346,746	$9,213,650	$123,350	$123,920

At December 31, 2010 and 2009, the Company had investment securities with carrying values of $8,430,922 and $5,456,751, respectively, pledged to secure public deposits and $24,820 and $28,168, respectively, pledged to secure treasury, tax and loan deposits.

Note 4.	Loans and Allowance for Loan Losses

Major classifications of loans by portfolio segment at December 31, 2010 and 2009 were:

	2010	2009
Construction and development	$109,504,581	$246,763,540
Commercial	63,717,189	73,503,793
Commercial mortgage	526,154,023	531,892,963
Residential mortgage	246,060,473	170,325,348
Installment loans to individuals	8,298,460	11,174,709
Other	375,566	472,331

Gross loans	954,110,292	1,034,132,684
Unearned income	(1,723,031)	(2,247,702)
Unaccreted discount on acquired loans	(1,954,995)	—
Allowance for loan losses	(79,038,370)	(45,770,653)

Loans, net	$871,393,896	$986,114,329

During the third quarter of 2010 the Company completed an asset purchase and sale agreement with an independent third party accounted for as a transfer of financial assets whereby the Company sold $13.6 million of certain non-performing commercial and construction and development loans (plus accrued interest, late charges, and fees related to the loans of $4.6 million) without recourse at book value, and paid cash of $52 million; in exchange for the purchase of a pool of existing performing residential mortgage home equity loans, with an estimated fair value of $71.3 million. The Company does not have any continuing interest related to the non-performing commercial and construction and development loans that were sold. The Company recognized a gain related to the sale of the loans of $1.1 million, which was reported as a component of noninterest income and also recognized loan interest income and fees of $4.6 million during 2010. The accrued interest and fees related to these loans recognized as income during 2010 had previously been written off when the loans were originally put in non-accrual status in a previous year.

Since the current market for residential mortgage home equity loans is illiquid, the Company determined the fair value of the loan portfolio based on a level 3 valuation approach. The Company engaged an independent third party to assist management of the Company in estimating the value of the portfolio of performing residential mortgage home equity loans utilizing observable market rates and credit characteristics for similar instruments. The loans were segmented by loan type and credit risk ratings further delineated based on FICO score and LTV ratio. The Company utilized the discounted cash flow model to estimate the fair value of the loans using assumptions for the weighted average rate, weighted average maturity, prepayment speed, projected default rates, loss given default and estimates of prevailing discount rates net of credit risks. The expected cash flow approach includes the credit losses directly in the projected cash flows. The net estimated discount rate utilized in the discounted cash flow was 4.5% in conjunction with a constant prepayment rate (CPR) of between 10% and 2.5%, depending on the combined loan to value ratio of the individual loans included in the portfolio. The fair value estimate also took into consideration that as part of the loan purchase the Bank also received a $2.9 million credit enhancement, representing 4% of the loan pool, as a non-refundable reserve against future losses on the pool of loans. The non-recurring fair value of the portfolio was determined to be 97.2% of par as of August 25, 2010. These loans are geographically dispersed throughout the United States and had a book value of $73.3 million. The loans were recorded at fair value. The difference between the fair value and the outstanding balance of the loans received (book value) is accreted to interest income over the life of the loans as an adjustment to yield.

A summary of the activity in the allowance for loan losses by portfolio segment for the years ended December 31, 2010, 2009 and 2008 were as follows:

(in thousands)	Construction and Development	Commercial	Commercial Mortgage	Residential Mortgage	Installment loans to Individuals	Other and Unallocated	Total
2010
Allowance for credit losses:
Beginning balance	$12,467	$6,666	$18,320	$5,951	$360	$2,007	$45,771
Charge-offs	(4,551)	(3,226)	(8,547)	(3,021)	(656)	—	(20,001)
Recoveries	334	117	18	246	41	—	756
Provision	5,643	4,393	35,523	5,387	1,070	496	52,512

Ending balance	$13,893	$7,950	$45,314	$8,563	$815	$2,503	$79,038

Ending balance individually evaluated for impairment	$10,480	$5,715	$35,361	$6,245	$531	$35	$58,367

Ending balance collectively evaluated for impairment	$3,413	$2,235	$9,953	$2,318	$284	$2,468	$20,671

Gross Loans:
Ending balance	$109,505	$63,717	$526,154	$246,060	$8,298	$376	$954,110

Ending balance individually evaluated for impairment	$68,659	$13,715	$230,249	$41,812	$938	$35	$355,408

Ending balance collectively evaluated for impairment	$40,846	$50,002	$295,905	$204,248	$7,360	$341	$598,702

2009
Allowance for credit losses:
Beginning balance	$10,498	$12,645	$5,684	$2,152	$115	$26	$31,120
Charge-offs	(19,078)	(2,599)	(14,616)	(2,787)	(258)	—	(39,338)
Recoveries	1	23	—	15	25	—	64
Provision	21,046	(3,403)	27,252	6,571	478	1,981	53,925

Ending balance	$12,467	$6,666	$18,320	$5,951	$360	$2,007	$45,771

2008
Allowance for credit losses:
Beginning balance	$2,166	$962	$4,385	$1,405	$164	$342	$9,424
Charge-offs	—	(1,090)	(376)	(711)	(106)	—	(2,283)
Recoveries	—	5	—	—	2	—	7
Provision	8,332	12,768	1,675	1,458	55	(316)	23,972

Ending balance	$10,498	$12,645	$5,684	$2,152	$115	$26	$31,120

At December 31, 2010, management believed the allowance for loan losses is commensurate with the risk existing in its loan portfolio and is directionally consistent with the change in the quality of the loan portfolio. However, the allowance may be increased or decreased in the future based on loan balances outstanding, changes in internally generated credit quality ratings of the loan portfolio, changes in general economic conditions, or other risk factors. Additionally, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examinations.

In addition to the allowance for loan losses, the Company received a credit enhancement of $2,932,492 related to the purchase of residential mortgage home equity loans as discussed above. This enhancement was based on loan to value ratios and distributed FICO scores at the time of purchase, and is included in other liabilities on the consolidated balance sheet.

Accounting standards require certain disclosures concerning impaired loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the schedules payments of principal or interest due according to the contractual terms of the loan agreement. Impaired loans amounted to $355,407,909, $262,723,469, and $93,554,325, with specific reserves allocated from the allowance for loan losses of $58,367,448, $22,193,836, and $21,382,975 as of December 31, 2010, 2009 and 2008, respectively. The average recorded investment in impaired loans was $288,995,108, $178,138,897 and $51,664,077 in 2010, 2009 and 2008, respectively. Impaired loans for which no specific reserves have been allocated from the allowance for loan losses amounted to $136,104,366, $84,694,941, and $92,219 as of December 31, 2010, 2009 and 2008, respectively. Included in the above impaired loan amounts were non-accrual loans of $125,004,910, $73,168,281 and $44,475,912 as of December 31, 2010, 2009 and 2008, respectively. The Company recognized $3,632,625, $840,715 and $1,051,557 of interest income on the non-accrual loans during 2010, 2009 and 2008, respectively. Loans that were 90 days past due and still collecting interest at December 31, 2010, 2009 and 2008 were $5,351,884, $4,439,215 and $3,163,969, respectively.

Following is more detailed information about impaired loans for the year ended December 31, 2010 by loan class:

	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans with no related allowance recorded:

Construction - 1-4 family residential	$3,688,605	$3,980,241	$—
Construction - other, land and land development	21,165,605	21,578,730	—
Commercial	2,607,768	3,272,559	—
Commercial mortgage - Multifamily residential properties	1,628,566	1,628,566	—
Commercial mortgage - Owner occupied non-residential	14,956,926	14,956,926	—
Commercial mortgage - Other non-residential	77,423,188	80,429,324	—
Residential mortgage - 1-4 family	13,652,238	13,831,987	—
Residential mortgage - home equity line of credit	636,843	636,843	—
Installment loans to individuals	344,627	344,627	—
Other	—	—	—

Impaired loans with an allowance recorded:

Construction - 1-4 family residential	$1,200,696	$1,200,696	$178,988
Construction - other, land and land development	42,603,698	46,746,791	10,301,622
Commercial	11,106,948	11,106,948	5,715,089
Commercial mortgage - Multifamily residential properties	6,178,531	6,178,531	1,218,460
Commercial mortgage - Owner occupied non-residential	7,236,169	7,236,169	1,328,950
Commercial mortgage - Other non-residential	122,825,285	131,114,836	32,813,898
Residential mortgage - 1-4 family	26,494,105	26,494,105	5,871,192
Residential mortgage - home equity line of credit	1,028,847	1,028,847	373,548
Installment loans to individuals	594,337	594,337	530,774
Other	34,927	34,927	34,927

Total
Construction and development	$68,658,604	$73,506,458	$10,480,610
Commercial	13,714,716	14,379,507	5,715,089
Commercial mortgage	230,248,665	241,544,352	35,361,308
Residential mortgage	41,812,033	41,991,782	6,244,740
Installment loans to individuals	938,964	938,964	530,774
Other	34,927	34,927	34,927

As of December 31, 2010, loans classified as troubled debt restructurings were approximately $172.0 million, all of which are considered impaired and included in the disclosure above. Of this amount, $98.4 million was accruing and $73.6 million was non-accruing at December 31, 2010. Troubled debt restructurings in nonaccrual status are returned to accrual status after a period of performance under which the borrower demonstrates the ability and willingness to repay the loan. None of the nonaccrual troubled debt restructurings were returned to accrual status during the year ended December 31, 2010. As of December 31, 2009, approximately $90.6 million of loans were classified as troubled debt restructurings. Of this amount, $70.9 million was accruing and $19.7 million was non-performing at December 31, 2009.

Loans on nonaccrual status as of December 31, 2010 and 2009 were as follows:

	2010	2009
Construction and development:
1-4 family residential construction	$2,045,522	$4,407,858
Other construction, land and land development	39,335,220	41,075,621
Commercial	3,814,332	3,394,838
Commercial mortgage:
Multifamily residential properties	1,418,484	1,387,863
Owner occupied non-residential real estate	5,703,011	5,354,419
Other non-residential real estate	53,358,127	7,480,278
Residential mortgage:
1-4 family	18,109,931	9,884,256
Home equity line of credit	704,057	155,239
Installment loans to individuals	481,298	27,909
Other	34,928	—

Total	$125,004,910	$73,168,281

Management utilizes many factors in its ongoing monitoring and evaluation of the credit quality of its loan portfolio. Such evaluation considers numerous factors and credit quality indicators including net charge-off and historical incurred loss trends as reported in the above summary of loan loss activity; impaired, nonperforming and restructured loans as reported above and associated collateral values; and the following delinquency rates and trends as reported in the aged analysis of past due loans.

An analysis of past due loans as of December 31, 2010 and 2009 follows:

	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Investment > 90 Days and Accruing
2010
Construction and development:
1-4 family residential construction	$—	$—	$2,045,522	$2,045,522	$11,927,263	$13,972,785	$—
Other construction, land and land development	4,746,073	13,744,294	23,833,059	42,323,426	53,208,370	95,531,796	557,896
Commercial	1,736,126	1,630,466	3,164,449	6,531,041	57,186,148	63,717,189	—
Commercial mortgage:
Multifamily residential properties	—	318,659	2,234,410	2,553,069	30,254,579	32,807,648	815,926
Owner occupied non-residential	6,069,839	1,791,197	5,703,011	13,564,047	67,600,107	81,164,154	—
Other non-residential	14,394,387	4,758,354	54,955,037	74,107,778	338,074,443	412,182,221	2,484,970
Residential mortgage:
1-4 family	4,238,810	2,662,405	18,746,536	25,647,751	140,891,042	166,538,793	1,136,422
Home equity line of credit	5,473,753	912,107	1,060,727	7,446,587	72,075,093	79,521,680	356,670
Installment loans to individuals	335,712	298,175	257,436	891,323	7,407,137	8,298,460	—
Other	—	—	34,928	34,928	340,638	375,566	—

Total	$36,994,700	$26,115,657	$112,035,115	$175,145,472	$778,964,820	$954,110,292	$5,351,884

2009
Construction and development:
1-4 family residential construction	$446,250	$423,000	$4,407,858	$5,277,108	$43,458,691	$48,735,799	$—
Other construction, land and land development	8,887,407	501,929	41,075,621	50,464,957	147,562,784	198,027,741	—
Commercial	873,025	723,614	3,394,838	4,991,477	68,512,316	73,503,793	—
Commercial mortgage:
Multifamily residential properties	—	—	1,892,044	1,892,044	23,750,914	25,642,958	504,181
Owner occupied non-residential	4,524,230	—	5,354,419	9,878,649	73,765,807	83,644,456	—
Other non-residential	5,445,970	13,721,503	11,181,152	30,348,625	392,256,924	422,605,549	3,700,874
Residential mortgage:
1-4 family	4,126,565	2,505,102	9,999,288	16,630,955	139,769,920	156,400,875	115,032
Home equity line of credit	692,895	—	155,239	848,134	13,076,339	13,924,473
Installment loans to individuals	628,990	34,346	27,909	691,245	10,483,464	11,174,709	—
Other	—	28,244	119,128	147,372	324,959	472,331	119,128

Total	$25,625,332	$17,937,738	$77,607,496	$121,170,566	$912,962,118	$1,034,132,684	$4,439,215

Additionally, management utilizes other credit quality indicators in determining the allowance for loan losses and evaluating the credit quality of its loan portfolio including internal risk ratings and changes in such risk ratings by loan class, payment activity by loan class and loan to collateral values. Management uses the classification system defined in bank regulations to evaluate the level of credit risk in loan portfolios in establishing its internal risk ratings. Using the risk-based approach, the loan portfolio is reviewed and assigned a quality risk rating based on management’s best judgment of the likelihood of repayment or, if a loan is troubled, the likelihood of timely and orderly liquidation without loss of either principal or interest. Management is constantly reviewing and updating the internal risk ratings. These internal ratings are divided into three groups as defined below:

•

Pass (not classified): Pass assets are well protected by the current net worth and paying capacity of the borrower, or guarantors, if any, or by the fair value, less cost to sell, of any underlying collateral.

•

Special Mention (a watch rating): A special mention asset has potential weaknesses that deserve management’s close attention due to Company specific or systematic conditions. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the Bank’s credit position at some future point. Special mention assets are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

•	Classified (an adverse rating): The three adverse classifications are Substandard, Doubtful, and Loss, as defined below.

•

Substandard: A “substandard” asset is inadequately protected by the current sound worth and paying capacity of the borrower or by the collateral pledged, if any. Assets so classified have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

•

Doubtful: An asset classified as “doubtful” has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full highly questionable and improbable on the basis of currently known facts, conditions, and values. The likelihood of a loss on an asset or portion of an asset classified as “doubtful” is high.

•

Loss: An asset or portion thereof, classified “loss” is considered uncollectible and of such little value that its continuance on the Bank’s books as an asset, without establishment of a specific valuation allowance or charge-off, is not warranted. This classification does not necessarily mean that an asset has no recovery, but rather, there is much doubt about, how much will be recovered, or whether recovery will occur. All loans classified with a loss risk rating were charged-off as of December 31, 2010.

The tables below present certain credit quality indicators related to the loan portfolio as of December 31, 2010.

Credit Exposure - all loan portfolio segments, excluding acquired residential mortgage home equity loans

Credit Profile by Internally Assigned Risk

Grade	Pass	Special Mention	Substandard	Doubtful

Construction and development:
1-4 family residential construction	$7,971,634	$1,111,850	$4,889,301	$—
Other construction, land and land development	30,060,155	1,702,338	56,249,107	7,520,196
Commercial	46,766,207	3,236,266	12,048,280	1,666,436
Commercial mortgage:
Multifamily residential properties	17,362,038	7,638,513	7,807,097	—
Owner occupied non-residential	54,891,415	4,079,644	22,193,095	—
Other non-residential	172,769,936	39,163,812	194,169,544	6,078,929
Residential mortgage:
1-4 family	110,608,023	15,784,427	39,015,250	1,131,093
Home equity line of credit, excluding loans acquired	8,460,338	1,235,951	1,208,472	—
Installment loans to individuals	7,292,786	66,710	886,309	52,655
Other	340,639	—	34,927	—

	$456,523,171	$74,019,511	$338,501,382	$16,449,309

Credit Exposure - all loan portfolio segments

Credit Risk Profile Based on Payment Activity

	Performing Loans		Non-performing Loans
	2010	2009	2010	2009
Construction and development:
1-4 family residential construction	$11,927,263	$44,327,941	$2,045,522	$4,407,858
Other construction, land and land development	55,638,680	156,952,120	39,893,116	41,075,621
Commercial	59,902,857	70,108,955	3,814,332	3,394,838
Commercial mortgage:
Multifamily residential properties	30,573,238	23,750,914	2,234,410	1,892,044
Owner occupied non-residential	75,461,143	78,290,037	5,703,011	5,354,419
Other non-residential	356,339,124	411,424,397	55,843,097	11,181,152
Residential mortgage:
1-4 family	147,292,440	146,401,587	19,246,353	9,999,288
Home equity line of credit	78,460,953	13,769,234	1,060,727	155,239
Installment loans to individuals	7,817,162	11,146,800	481,298	27,909
Other	340,638	353,203	34,928	119,128

	$823,753,498	$956,525,188	$130,356,794	$77,607,496

Non-performing loans include non-accrual loans and loans contractually past due 90 days or more and still accruing interest.

As described above, the Company acquired a pool of existing performing residential mortgage home equity loans in August 2010. In evaluating the fair value of the acquired loans and the amount of credit enhancement that was received by the Company as part of the purchase, an independent third party used payment histories and FICO scores as the primary credit quality indicators in making these determinations. Below is a table representing the percentage of the acquired pool of loans, segmented by FICO scores.

Credit Exposure - acquired residential mortgage home equity loans

Credit Risk Profile Based on FICO Scores

% of Acquired Loans
FICO Scores:
680 - 699	12%
700 - 749	42%
750 - 850	46%

Subsequent to the purchase of the loans, management reviewed the FICO scores and payment histories as the primary credit quality indicators to evaluate the credit quality of this portfolio. At the time of purchase there were no significant delinquencies in the portfolio. Past due loans within the acquired residential mortgage home equity loans as of December 31, 2010 are included in the Analysis of Past Due Loan table above; and make up the majority of the increase in past due home equity lines of credit as of December 31, 2010 as compared to December 31, 2009. Management intends on updating the FICO scores at least annually, and review both the delinquency trends and FICO scores within the portfolio quarterly to determine the adequacy of the allowance for loan losses related to the acquired loans. At December 31, 2010, management determined that the $2.9 million credit enhancement received in connection with the acquired loans was adequate to cover future losses inherent in the pool of loans and no further allowance was required at December 31, 2010.

Note 5.	Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2010	2009

Land	$2,614,324	$2,189,418
Buildings and improvements	9,095,014	8,581,354
Leasehold improvements	21,436,630	21,528,730
Furniture and equipment	17,560,679	17,328,195
Construction in progress	3,156	—

	50,709,803	49,627,697
Less accumulated depreciation	(16,382,027)	(13,773,264)

	$34,327,776	$35,854,433

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2010, 2009 and 2008 amounted to $2,540,469, $2,575,977, and $2,121,031, respectively.

Note 6.	Other Real Estate Owned

Other real estate owned is presented net of a valuation allowance for losses. An analysis of the valuation allowance for losses on other real estate owned is as follows:

	December 31,
	2010	2009

Balance at beginning of year	$1,144,328	$—
Provision for losses	1,801,772	1,148,688
Charge-offs	(960,975)	(4,360)

Balance at end of year	$1,985,125	$1,144,328

Expenses applicable to other real estate owned include the following:

	2010	2009

Net loss on sale of real estate	$391,507	$294,481
Provision for losses	1,801,772	1,148,688
Operating expenses, net of rental income	2,371,710	1,704,641

Total	$4,564,989	$3,147,810

Total expenses applicable to other real estate owned was $205,833 for the year ended December 31, 2008.

Note 7.	Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2010	2009

Demand deposits	$67,097,590	$76,218,285
Savings deposits	8,900,136	7,100,697
Time deposits:
Time deposits $100,000 and over	170,959,925	178,748,313
Other time deposits	671,989,214	773,888,317

Total interest-bearing deposits	$918,946,865	$1,035,955,612

Included in other time deposits were brokered deposits totaling $394.2 million and $492.3 million at December 31, 2010 and 2009, respectively.

A summary of interest expense by deposit category for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008

Demand deposits	$709,189	$506,648	$989,899
Savings deposits	44,483	38,938	37,168
Time deposits	24,594,667	25,516,854	23,137,833

	$25,348,339	$26,062,440	$24,164,900

At December 31, 2010, the scheduled maturities of time deposits are as follows:

2011	$343,804,812
2012	227,153,506
2013	119,999,938
2014	78,716,451
2015	54,344,549
Thereafter	18,929,883

$842,949,139

Overdrawn deposit accounts totaling $107,285 at December 31, 2010 and $260,920 at December 31, 2009 were reclassified from deposits to loans.

Note 8.	Short-Term Borrowings

The Company has a line of credit with the FHLB with a maximum value of ten percent of the Bank’s assets ($117.9 million at December 31, 2010), using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential first mortgages, 1-4 family residential HELOC’s and second mortgages, commercial mortgage loans and multifamily first mortgage loans, with a carrying value of $253.6 million, $368.7 million and $294.0 million as of December 31, 2010, 2009 and 2008, respectively. At December 31, 2010, the Bank had lendable collateral value associated with loans pledged of $84.0 million and credit availability based upon lendable collateral value of $119.0 thousand. In addition, the Company pledged cash of $0 thousand as of December 31, 2010 and 2009 and $2.0 thousand as of December 31, 2008.

	2010	2009	2008
Weighted average rate	0.46%	0.49%	2.30%
Average balance	$33,539,863	$38,052,474	$82,042,225
Maximum outstanding at a month-end	$35,000,000	$97,245,503	$112,957,952
Balance at December 31,	$29,000,000	$35,000,000	$112,495,503

The Company has a line of credit with the Federal Reserve Discount Window using a primary credit rate and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s qualified investment grade commercial and agricultural loans, construction real estate loans, consumer loans and land loans, with a carrying value of $61.8 million, $116.8 million and $304.7 million as of December 31, 2010, 2009 and 2008, respectively. Because the Company is no longer well-capitalized, our ability to borrow funds from the Federal Reserve Discount Window as a source of short-term liquidity could be restricted by the FRB, which has broad discretion in regulating such borrowing.

	2010	2009	2008
Weighted average rate	—	0.50%	0.87%
Average balance	$—	$21,298,123	$2,076,437
Maximum outstanding at a month-end	$—	$66,957,000	$16,600,000
Balance at December 31,	$—	$—	$16,600,000

The Company had an unsecured line of credit with SunTrust Bank for the purchase of federal funds in the amount of $20,000,000 through the third quarter of 2009, at which time the line was terminated. The line of credit had a variable rate based on the lending bank’s daily federal funds sold and was due on demand.

	2010	2009	2008
Weighted average rate	—	0.75%	2.18%
Average balance	$—	$274	$643,866
Maximum outstanding at a month-end	$—	$—	$9,065,000
Balance at December 31,	$—	$—	$—

Note 9.	Long-Term Debt

Long-term debt at December 31, 2010 consists of advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential first mortgages, 1-4 family residential HELOC’s and second mortgages, commercial mortgage loans and multifamily first mortgage loans. Advances from the FHLB at December 31, 2010 totaled $50.0 million and was comprised of five convertible advances with interest rates ranging from 2.87% to 4.13%. The weighted average interest rate was 3.87% as of December 31, 2010. All of the convertible advances will mature in 2017; $30.0 million in July, $10.0 million in August and $10.0 million in November. Each advance contains certain conversion options that may cause the advance to mature or convert prior to final maturity.

The contractual maturities of long-term debt at December 31, 2010 are as follows:

	Fixed Rate	Floating Rate	Total
2011	$—	$—	$—
2012	—	—	—
2013	—	—	—
2014	—	—	—
2015	—	—	—
Thereafter	50,000,000	—	50,000,000

Total long-term debt	$50,000,000	$—	$50,000,000

Note 10.	Trust Preferred Capital Notes

On November 30, 2005, $20 million of trust preferred securities were placed through Commonwealth Bankshares Capital Trust II. The trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Parent. The trust preferred securities pay cumulative cash distributions quarterly at an annual fixed rate equal to 6.265% through the interest payment date in December 2010 and a variable rate per annum, reset quarterly, equal to LIBOR plus 1.40%, thereafter. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 30, 2010, in whole or in part. Redemption is mandatory at December 30, 2035. The Parent has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Parent’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Parent.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2010, $9.3 million of the trust preferred securities qualified as Tier 1 capital on a consolidated basis and all of the trust preferred securities qualified as Tier 1 capital at December 31, 2009.

In the fourth quarter of 2009, the Company elected to defer regularly scheduled interest payments on its outstanding Junior Subordinated Debentures relating to its trust preferred securities. If the Company defers interest payments on the Junior Subordinated Debentures for more than 20 consecutive quarters, the Company would be in default under the governing agreements for such notes and the amount due under such agreements would be immediately due and payable. Interest payable under the Trust Preferred Securities continues to accrue during the deferral period and interest on the deferred interest also accrues, both of which must be paid at the end of the deferral period.

The Company received a letter from the FRB dated December 11, 2009 stating that the Bank is deemed to be in “troubled condition” within the meaning of federal statutes and regulations. Additionally, the Company and the Bank entered into a Written Agreement with the FRB and the Virginia State Corporation Commission Bureau of Financial Institutions on July 2, 2010. Under the terms of the letter and the Written Agreement, the Company may not make payments on its outstanding Junior Subordinated Debentures relating to the trust preferred securities without prior regulatory approval.

Note 11.	Other Operating Expenses

A summary of other operating expense for the years ended December 31, 2010, 2009 and 2008 is as follows:

	2010	2009	2008
Stationary and office supplies	$215,557	$236,145	$311,182
Advertising and marketing	142,755	189,876	411,698
Telephone and postage	679,472	625,019	593,879
Professional	2,269,038	383,805	235,365
Bank franchise tax	918,241	938,692	862,499
Other outside services	1,019,879	954,538	795,748
Directors’ and advisory board fees	217,860	503,742	570,372
ATM, online banking and bank card expenses	129,642	245,700	347,378
Loan collection costs	803,725	462,838	—
Other	867,922	617,489	639,797

	$7,264,091	$5,157,844	$4,767,918

Note 12.	Employee Benefit Plans

401(k) Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed three calendar months of employment with the Company are eligible to participate on the first day of the next quarter after meeting the eligibility requirements. The 401(k) Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested if less than one year of service, 20% after one year, 40% after two years, 60% after three years, 80% after four years and fully vested after five years. The amounts charged to expense under the 401(k) Plan were $0, $17,000 and $200,000 in 2010, 2009 and 2008, respectively. The Company offers its stock as an investment option under the 401(k) plan. As of December 31, 2010 and 2009 there were 42,615 and 31,712 shares, respectively, of the Company’s stock outstanding under the 401(k) plan.

Deferred Compensation Plans

The Company had deferred supplemental compensation agreements with several of its key officers. Under the supplemental agreement, benefits are to be paid in equal monthly installments upon the later of the officer attaining the age of 65 or the officer’s termination with the Company for any reason whatsoever or, if earlier, death. Effective March 31, 2010, the Bank terminated the deferred supplemental compensation agreements it had in place for each of the Company’s named executive officers. As a result of the termination of the agreements, the Company recognized a one-time benefit associated with the termination of the economic liability related to the agreements of $1.9 million. The deferred compensation expense (benefit) for 2010, 2009 and 2008, based on the present value of the retirement benefits before their termination, was ($1,914,188), $183,908 and $301,502, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the employees in amounts sufficient to help meet the costs of the obligations.

Note 13.	Income Taxes

The current and deferred components of income tax expense (benefit) are as follows:

	2010	2009	2008
Current	$(8,547,256)	$(9,105,026)	$5,568,875
Deferred	(6,580,671)	(4,491,212)	(7,501,931)
Deferred tax asset valuation allowance	23,586,065	—	—

Provision for (benefit from) income taxes	$8,458,138	$(13,596,238)	$(1,933,056)

A reconciliation between the provision for (benefit from) income taxes and the amount computed by multiplying income by the current statutory 34.78% federal income tax rate, for the years ended December 31, 2010, 2009 and 2008, respectively, is as follows:

	2010	2009	2008

Income tax benefit at statutory rates	$(15,086,572)	$(13,682,548)	$(1,984,832)
Increase (decrease) due to:
Deferred tax asset valuation allowance	23,586,065	—	—
Tax exempt income	(19,246)	(15,330)	(22,006)
Nondeductible expenses	14,106	14,698	14,696
Other	(36,215)	86,942	59,086

Provision for (benefit from) income taxes	$8,458,138	$(13,596,238)	$(1,933,056)

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

Cumulative net deferred tax assets consist of the following components at December 31, 2010 and 2009:

	December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$25,038,039	$15,912,459
Other real estate owned valuation	538,190	227,755
Deferred compensation	358,561	1,072,753
Straight line rent	389,085	300,097
Accrued compensated absences	—	484,850
Deferred loan fees	522,808	780,689
Non-qualified stock options	—	21,640
Unrealized losses on securities	46,290	—
Other	351,369	39,759

Total deferred tax assets before valuation allowance	27,244,342	18,840,002
Valuation allowance	(23,586,065)	—

Total deferred tax assets	3,658,277	18,840,002

Deferred tax liabilities:
Depreciation	(2,959,686)	(1,755,805)
Prepaid expenses	(657,730)	—
Unrealized gains on securities	—	(6,365)
Other	(40,861)	(72,438)

Total deferred tax liabilities	(3,658,277)	(1,834,608)

Net deferred tax asset	$—	$17,005,394

The realization of deferred income tax assets (“DTA”) is assessed and a valuation allowance is recorded if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized. “More likely than not” is defined as greater than a 50% chance. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed. Management’s assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to the Company’s core earnings capacity and its prospects to generate core earnings in the future. A valuation allowance was established in the fourth quarter of 2010 related to all components of the net deferred tax assets based on the determination after the above considerations that it was more likely than not that the deferred tax assets would not be fully realized, primarily as a result of the significant losses experienced by the Company over the past two years.

Due to the net operating losses incurred in the years ended December 31, 2010 and 2009, and the ability to carry back those losses to prior years in which income taxes were paid, the Company has recorded income taxes receivable of approximately $6.0 million and $11.4 million, respectively, which are included in other assets on the accompanying consolidated balance sheets.

The Company has no uncertain tax positions at December 31, 2010.

Note 14.	Related Parties Loan and Deposit Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Included in the balance at December 31, 2010 are loans totaling $16,913,888 for directors who retired their position during 2010. Included in the $16.9 million, is approximately $12.9 million in loans outstanding with a retired director and his related interests for which the Bank considered impaired as of December 31, 2010.

Loan activity to related parties is as follows:

	2010	2009
Beginning of year	$37,918,337	$35,413,133
Additional borrowings	1,670,043	6,131,565
Curtailments	(10,160,511)	(3,626,361)

End of year	$29,427,869	$37,918,337

Deposits from related parties held by the Company at December 31, 2010 and 2009 amounted to $8,180,267 and $10,665,257, respectively. Included in the balance at December 31, 2010 are deposits totaling $2,542,993 for directors and executive officers who retired their position during 2010.

Note 15.	Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. Generally, the amount of dividends the Bank may pay to the Parent at any time, without prior approval, is limited to current year to date earnings as of the dividend date plus earnings retained for the two preceding years.

As a result of the Bank currently being deemed to be in “troubled condition” within the meaning of federal statutes and regulations by the FRB, and under the terms of the Written Agreement each of the Parent and the Bank are subject to additional limitations and regulatory restrictions and may not pay dividends to its shareholders (including payments by the Parent related to trust preferred securities).

Note 16.	Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowable portion of the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $886,225 thousand and $885,471 thousand, respectively at December 31, 2010 and $1,017,210 thousand and $1,016,482 thousand, respectively at December 31, 2009.

In a letter dated December 11, 2009, the FRB notified the Company that the FRB deemed the Bank to be in “troubled condition” within the meaning of federal statutes and regulations. As a result, the Parent and the Bank are subject to additional limitations and regulatory restrictions, including restrictions on future changes in senior executive management and directors, making “golden parachute” payments and incurring debt. Also as a result of the Bank’s troubled condition, each of the Parent and the Bank may not pay dividends to its shareholders (including payments by the Parent on its trust preferred securities), and may not purchase or redeem shares of its stock without prior approval of the FRB and the SCC.

Effective July 2, 2010, the Company and the Bank entered into a written agreement with the Federal Reserve Bank of Richmond (“Reserve Bank”) and the Virginia State Corporation Commission Bureau of Financial Institutions (the “Bureau”) (the final written agreement, as executed by the parties, is herein called the “Written Agreement”). Please see Exhibit 10.1 to the Company’s Form 8-K filed July 9, 2010 for a copy of the Written Agreement.

Under the terms of the Written Agreement, the Bank has agreed to develop and submit for approval within the time periods specified therein written plans to: (a) strengthen board oversight of management and the Bank’s operation; (b) strengthen credit risk management policies; (c) enhance lending and credit administration; (d) enhance the Bank’s management of commercial real estate concentrations; (e) improve the Bank’s position with respect to loans, relationships, or other assets in excess of $1 million which are now or in the future become past due more than 90 days, which are on the Bank’s problem loan list, or which are adversely classified in any report of examination of the Bank; (f) review and revise, as appropriate, current policy and maintain sound processes for determining, documenting and recording an adequate allowance for loan and lease losses; (g) enhance management of the Bank’s liquidity position and funds management practices; and (h) reduce the Bank’s reliance on brokered deposits.

In addition, the Bank has agreed that it will: (a) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank or the Bureau absent prior board of directors approval in accordance with the restrictions in the Written Agreement; (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank and the Bureau; (c) not accept any new brokered deposits (contractual renewals or rollovers of existing brokered deposits are permitted); and (d) appoint a committee to monitor compliance with the terms of the Written Agreement.

Under the terms of the Written Agreement, both the Company and the Bank have agreed to submit capital plans to maintain sufficient capital at the Company, on a consolidated basis, and the Bank, on a stand-alone basis, and to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in the Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company may not incur, increase or guarantee any debt without prior regulatory approval and has agreed not to purchase or redeem any shares of its stock without prior regulatory approval.

The Company is also required to obtain prior approval for the appointment of new directors, the hiring or promotion of senior executive officers, and to comply with restrictions on “golden parachute” payments.

A Committee has been appointed to oversee the Company’s compliance with the terms of the agreement and has met each month to review compliance. Written plans have been submitted for strengthening board oversight, strengthening credit risk management practices, strengthening lending policies and procedures, enhancing credit administration procedures, enhancing the Bank’s management of commercial real estate concentrations, improving liquidity, reducing the reliance on brokered deposits and improving capital. The Company has also submitted its written policies and procedures for maintaining an adequate allowance for loan and lease losses and its plans for all foreclosed real estate and nonaccrual and delinquent loans in excess of $1 million. All written plans due under the Written Agreement have been timely submitted.

As of December 31, 2010, the most recent notification from the FRB categorized the Bank as “undercapitalized” under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. At December 31, 2010, the Company and the Bank were below these levels. Although there can be no assurance of success, the Board and management will make their utmost efforts to raise sufficient capital to regain “well-capitalized” status at all levels, and are continuing to explore options for raising additional capital. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010
Total capital to risk weighted assets:
Consolidated	$60,112	6.78%	$70,898	8.00%	N/A	N/A
Bank	60,899	6.88%	70,838	8.00%	$88,547	10.00%
Tier I capital to risk weighted assets:
Consolidated	37,346	4.21%	35,449	4.00%	N/A	N/A
Bank	48,991	5.53%	35,419	4.00%	53,128	6.00%
Tier I capital to average assets:
Consolidated	37,346	3.20%	46,617	4.00%	N/A	N/A
Bank	48,991	4.21%	46,599	4.00%	58,249	5.00%

As of December 31, 2009:
Total capital to risk weighted assets:
Consolidated	$113,343	11.14%	$81,377	8.00%	N/A	N/A
Bank	112,709	11.09%	81,319	8.00%	$101,648	10.00%
Tier I capital to risk weighted assets:
Consolidated	100,220	9.85%	40,688	4.00%	N/A	N/A
Bank	99,595	9.80%	40,659	4.00%	60,989	6.00%
Tier I capital to average assets:
Consolidated	100,220	8.43%	47,560	4.00%	N/A	N/A
Bank	99,595	8.37%	47,577	4.00%	59,471	5.00%

Note 17.	Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. FASB ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.

FASB ASC Topic 820 requires the use of valuation techniques that are consistent with the market approach, the income approach and/or the cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, FASB ASC Topic 820 establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•

Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial and non-financial instruments could result in a different estimate of fair value at the reporting date. Furthermore, the reported fair value amounts have not been comprehensively revalued since the presentation dates, and therefore, estimates of fair value after the balance sheet date may differ significantly from the amounts presented herein.

Financial assets measured at fair value on a recurring basis include the following:

Available for Sale Securities. Available for sale securities are recorded at fair value on a recurring basis. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities would include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flow. Level 2 securities would include U.S. agency securities, mortgage-backed agency securities, obligations of states and political subdivisions and certain corporate, asset backed and other securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy.

The following tables summarize financial assets measured at fair value on a recurring basis as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2010
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010

Assets
Available for sale:
U.S. Government and agency securities	$—	$502	$—	$502
Mortgage-backed securities	$—	$8,536	$—	$8,536
State and municipal securities	$—	$176	$—	$176

Assets Measured at Fair Value on a Recurring Basis at December 31, 2009
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009

Assets
Available for sale:
U.S. Government and agency securities	$—	$4,503	$—	$4,503
Mortgage-backed securities	$—	$444	$—	$444
State and municipal securities	$—	$650	$—	$650

Certain financial and non-financial assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

Certain assets measured at fair value on a non-recurring basis include the following:

Impaired Loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the historical effective interest rate, the observable market price of the loan or the fair value of the collateral. All collateral-dependent loans are measured for impairment based on the fair value of the collateral securing the loan. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing an income or market valuation approach based on an appraisal conducted by an independent licensed appraiser outside of the Company using observable market data. Depending on the age of the appraisal and current economic conditions, management may appropriately discount the appraisals based on facts known to the Company, such as list prices or property condition. For example, an appraisal may assume the collateral is in good condition, but the Company’s credit administration area subsequently learns that repairs are necessary to bring the property into saleable condition. Another example would be when the Company maintains an appraisal of a lot in a subdivision, and credit administration learns of a subsequent sale of similarly situated lots in the same area at lower prices. In both cases, downward adjustments in value are appropriately made to reflect our understanding of current conditions. This valuation would be considered Level 3. An allowance is allocated to an impaired loan if the carrying value exceeds the estimated fair value. Impaired loans had a carrying amount of $355.4 million and $262.7 million, with a valuation allowance of $58.4 million and $22.2 million at December 31, 2010 and 2009, respectively.

Other Real Estate Owned. Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. The Company estimates fair value at the asset’s liquidation value less disposal costs using management’s assumptions which are based on current market trends and historical loss severities for similar assets. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings in the Company’s consolidated statements of operations. Other real estate owned had a carrying amount of $32.2 million and $11.4 million at December 31, 2010 and 2009, respectively. For the year ended December 31, 2010 and 2009, the Company recorded losses of $1.8 million and $1.1 million, respectively, due to valuation adjustments on other real estate owned property in its consolidated statements of operations.

The following tables summarize the impaired loans and other real estate owned measured at fair value on a non-recurring basis as of December 31, 2010 and 2009, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2010
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2010

Assets
Impaired loans	$—	$—	$297,040	$297,040
Other real estate owned	$—	$—	$32,228	$32,228

Assets Measured at Fair Value on a Non-Recurring Basis at December 31, 2009
(in thousands)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009

Assets
Impaired loans	$—	$—	$240,530	$240,530
Other real estate owned	$—	$—	$11,380	$11,380

FASB ASC Topic 825 “Financial Instruments” requires disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed above. The methodologies for other financial assets and financial liabilities are discussed below:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Equity Securities

The carrying amount approximates fair value.

Loans Held for Sale

The carrying value of loans held for sale is a reasonable estimate of fair value since the loans are expected to be sold within a short period.

Loans, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to a discount rate. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by FASB ASC Topic 825 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to a discount rate. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-Term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Trust Preferred Capital Notes

The fair value is estimated by discounting the future cash flows using a discounted rate of 3 month Libor plus the Company’s credit spread (1.40%).

Loan Commitments, Standby and Commercial Letters of Credit

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreement and the counterparties’ credit standings. The fair values of these items are not significant and are not included in the following table.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2010		December 31, 2009
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Cash and cash equivalents	$119,895	$119,895	$185,520	$185,520
Investment securities	9,337	9,338	5,755	5,755
Equity securities	8,757	8,757	9,508	9,508
Loans held for sale	1,750	1,750	—	—
Loans, net	871,394	896,728	986,114	1,018,746
Accrued interest receivable	5,490	5,490	5,620	5,620
Deposits	960,234	981,150	1,080,896	1,110,313
Short-term borrowings	29,000	28,999	35,000	35,000
Long-term debt	50,000	54,470	50,000	54,091
Trust preferred capital notes	20,619	20,618	20,619	21,395
Accrued interest payable	3,685	3,685	2,679	2,679

Note 18.	Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Under the DRIP, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The DRIP also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 19.	Stock Based Compensation Plans

As of December 31, 2010, the Company has two stock based compensation plans, which are described more fully in Item 11 of the Company’s Form 10-K. The 1999 Stock Incentive Plan which was approved by shareholders on April 27, 1999, expired in February 2009. The plan will continue to govern all unexercised and unexpired awards. The current plan in place, the 2005 Stock Incentive Plan was approved by the shareholders at the 2005 Annual Meeting of Shareholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock option and non-statutory stock options, stock appreciation rights and other stock–based awards to employees and directors of the Company.

During 2010, 2009 and 2008, the Company granted no options under the 2005 Stock Incentive Plan to directors and officers of the Company, and options granted in previous years were immediately vested at the time of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions: expected life, expected volatility, risk-free interest rate, dividend growth rate and annual dividend paid.

The Company determined the expected life of the stock options using historical data. The risk-free interest rate is based on the 10 year U.S. Treasury in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2008	489,396	$16.86
Exercised	(20,219)	7.65
Expired	(5,445)	8.28

Stock options outstanding at December 31, 2008	463,732	17.36
Expired	(32,470)	19.36

Stock options outstanding at December 31, 2009	431,262	17.21
Expired	(85,950)	14.76

Stock options outstanding at December 31, 2010	345,312	$17.82	$(5,687,289)

Stock options exercisable at December 31, 2010	345,312	$17.82	$(5,687,289)

Exercise prices for options outstanding and exercisable as of December 31, 2010 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$ 5.89	13,613	9.00	$5.89
$ 15.51 – $ 16.98	113,019	46.99	15.82
$ 19.01 – $ 24.87	218,680	57.85	19.59

$ 5.89 – $ 24.87	345,312	52.37	$17.82

The following table presents the intrinsic value (the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date) of stock options exercised, cash received from stock options exercised, and the tax benefit realized for deductions related to stock options exercised for the years ended December 31, 2010, 2009 and 2008.

	2010	2009	2008

Intrinsic value of stock options exercised	$—	$—	$129,007
Cash received from stock options exercised	—	—	154,716
Tax benefit realized for deductions related to stock options exercised	—	—	124,053

Employee Stock Purchase Plan

On June 26, 2007, the Company’s shareholders approved the Commonwealth Bankshares Employee Stock Purchase Plan (“ESPP”). The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. There were no shares issued under the ESPP during the years ended December 31, 2010 and 2009.

Note 20.	Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several shareholders of the Company (the “Partnership”), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The original term of the lease was twenty-three years and eleven months. Under the same terms and conditions of the original lease, the Bank will have the option to extend the term for five additional periods of 5 years each. The Bank is currently under the first renewal option. The remaining minimum lease payments for the first renewal option total $244,286. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. In June 2009, this obligation was paid in full. Interest on this bond was payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank was previously equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank. Monthly rent paid by the Bank is currently equal to the interest associated with the secondary financing provided the lessor by the Bank. Beginning in 2011, the monthly rent paid by the Bank will equal the principal and interest payments associated with the secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and has the right to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly, the Bank now owns 54.4% of the Headquarters property. No purchases have been made after 1988. Total lease expense was $ 51,431, $46,655 and $77,456 for the years 2010, 2009 and 2008.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $85,775, $99,537 and $68,733 for the years ended December 31, 2010, 2009 and 2008.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $117,996 were required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expired on July 31, 2010. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each, of which the Bank is currently under the first renewal period. The remaining minimum lease payments for the first renewal option total $591,910. Total lease expense was $122,641 for 2010 and $117,996 for each of the years 2009 and 2008, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Waves, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through April 30, 2017. Future minimum lease payments required for the remainder of the original term under this non-cancelable operating lease total $352,488. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $84,828, $83,220 and $87,309 for the years 2010, 2009 and 2008, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Powells Point, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through June 30, 2022. Future minimum lease payments required for the remainder of the original term under this non-cancelable operating lease total $1,749,037. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $235,336, $226,229 and $235,619 for the years 2010, 2009 and 2008, respectively.

The Bank has entered into a long-term lease with an affiliated company, of which it is a 50% owner, to provide space for one branch located in Moyock, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through May 31, 2017. Future minimum lease payments required for the remainder of the original term under this non-cancelable operating lease total $348,340. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $72,322, $75,522 and $44,849 for the years 2010, 2009 and 2008, respectively.

The Bank has entered into a long-term lease with an affiliated company, of which it is an 81% owner, to provide space for one branch located in Kitty Hawk, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen years and runs through May 31, 2023. Future minimum lease payments required for the remainder of the original term under this non-cancelable operating lease total $3,562,349. Under the terms of the lease, the Bank has the option to extend the term for three additional periods of five years each. Total lease expense was $414,856, $381,446 and $15,994 for the years 2010, 2009 and 2008, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Suffolk, Virginia. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten years and runs through March 31, 2018. Future minimum lease payments required for the remainder of the original term under this non-cancelable operating lease total $383,536. Under the terms of the lease, the Bank has the option to extend the term for four additional periods of five years each. Total lease expense was $70,412 for the years 2010 and 2009, respectively and $52,809 for 2008.

Note 21.	Lease Commitments

The Company leases office space in Hampton Roads and Gloucester, Virginia and in Northeastern North Carolina. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2011	$1,820,660
2012	1,823,760
2013	1,852,352
2014	1,747,053
2015	1,692,346
Thereafter	6,841,047

$15,777,218

The leases also contain various terms and conditions relating to the end of the leases which in some cases requires the removal of tenant improvements or in other cases the restoration of the property to its original condition. None of the leasing arrangements is at a point where the cost of these actions can be estimated.

Total rental expense was $1,868,661, $1,912,191 and $1,840,749 for 2010, 2009 and 2008, respectively.

Note 22.	Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2010 or 2009.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2010 and 2009.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2010:
Loan commitments	$8,655,646	$6,823,284
Standby letters of credit and guarantees written	$9,909,997	$170,716

December 31, 2009:
Loan commitments	$21,380,415	$15,389,482
Standby letters of credit and guarantees written	$10,279,968	$80,040

As of December 31, 2010, all unfunded commitments on the acquired residential mortgage home equity loans were frozen and, therefore, there were no loan commitments related to loans included in the above schedule. However, after a review of the acquired residential mortgage home equity loans during the first quarter of 2011, it was determined that the credit quality of certain of these loans warranted re-establishing approximately $20.5 million of the outstanding available line of credit for these loans.

Note 23.	Common Stock Repurchases

During 2007, the Company announced an open ended program by which management was authorized to repurchase an unlimited number of shares of the Company’s common stock in open market and privately negotiated transactions. During 2010 and 2009, the Company did not repurchase any of its common stock in open market and privately negotiated transactions. During 2008, the Company repurchased 141,326 shares of its common stock at an average price of $14.53 per share in open market and privately negotiated transactions. The program was terminated during the second quarter of 2010.

Note 24.	Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2010 and 2009 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2010, of Commonwealth Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets
Cash on deposit with subsidiary	$860,739	$405,555
Investment in subsidiary	48,858,263	99,413,634
Premises	84,178	86,825
Prepaid expense	506	904
Other assets	669,919	1,171,795

	$50,473,605	$101,078,713

Liabilities and Stockholders’ Equity
Accrued expenses	$95,982	$88,341
Accrued interest payable	1,695,902	333,711
Trust preferred capital notes	20,619,000	20,619,000
Total stockholders’ equity	28,062,721	80,037,661

	$50,473,605	$101,078,713

Condensed Statements of Operations

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Income:
Rental income	$6,518	$6,000	$6,000
Interest income	40,902	39,318	39,534
Other	—	—	2,250

Total income	47,420	45,318	47,784

Expenses:
Interest expense	1,362,191	1,309,722	1,316,898
Professional fees	46,325	199,000	116,000
Other outside services	65,348	58,000	57,011
Other	7,365	6,236	7,997

Total expenses	1,481,229	1,572,958	1,497,906

Loss before income tax benefits and equity in undistributed net loss of subsidiaries	(1,433,809)	(1,527,640)	(1,450,122)
Income tax (expense) benefits	(2,190)	540,885	513,977

Loss before equity in undistributed net loss of subsidiaries	(1,435,999)	(986,755)	(936,145)
Equity in undistributed net loss of subsidiaries	(50,410,198)	(24,794,348)	(2,802,924)

Net loss	$(51,846,197)	$(25,781,103)	$(3,739,069)

Condensed Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

	2010	2009	2008
Operating activities:
Net loss	$(51,846,197)	$(25,781,103)	$(3,739,069)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,647	2,647	2,694
Equity in undistributed net loss of subsidiaries	50,410,198	24,794,348	2,802,924
Net change in:
Prepaid expense	398	(34)	64
Other assets	499,685	(36,727)	3,093
Accrued expenses	7,642	(2,775)	(190,719)
Accrued interest payable	1,362,191	326,534	3,588
Deferred taxes	2,190	(296)	(313)

Net cash provided by (used in) operating activities	438,754	(697,406)	(1,117,738)

Investing Activities:
Increase in investment in subsidiary	—	(19,000,000)	—

Financing activities:
Common stock repurchased	—	—	(2,060,226)
Dividends reinvested and sale of stock	16,430	158,989	899,053
Dividends paid	—	(685,710)	(2,201,590)

Net cash provided by (used in) financing activities	16,430	(526,721)	(3,362,763)

Net increase (decrease) in cash on deposit with subsidiary	455,184	(20,224,127)	(4,480,501)
Cash on deposit with subsidiary, January 1	405,555	20,629,682	25,110,183

Cash on deposit with subsidiary, December 31	$860,739	$405,555	$20,629,682

Note 25. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2010 and 2009 is as follows:

(in thousands, except per share data)	2010
	Fourth	Third	Second	First
Interest and dividend income	$13,804	$18,826	$14,995	$14,958
Interest expense	6,670	7,117	7,367	7,655

Net interest income	7,134	11,709	7,628	7,303
Provision for loan losses	22,503	20,003	5,009	4,998
Noninterest income	(349)	1,549	258	696
Noninterest expense	8,051	7,575	6,751	4,415

Loss before income taxes and noncontrolling interest	(23,769)	(14,320)	(3,874)	(1,414)
Income tax expense (benefit)	15,297	(4,984)	(1,358)	(497)

Loss before noncontrolling interest	(39,066)	(9,336)	(2,516)	(917)
Less: Net income (loss) attributable to noncontrolling interest	(29)	7	28	5

Net loss	$(39,037)	$(9,343)	$(2,544)	$(922)

Basic loss per share	$(5.66)	$(1.36)	$(0.37)	$(0.13)

Diluted loss per share	$(5.66)	$(1.36)	$(0.37)	$(0.13)

(in thousands, except per share data)	2009
	Fourth	Third	Second	First
Interest and dividend income	$16,384	$16,302	$16,814	$16,468
Interest expense	7,672	7,551	7,294	7,282

Net interest income	8,712	8,751	9,520	9,186
Provision for loan losses	1,516	44,909	3,496	4,004
Noninterest income	(104)	729	1,138	1,280
Noninterest expense	6,307	6,503	6,250	5,567

Income (loss) before income taxes and noncontrolling interest	785	(41,932)	912	895
Income tax expense (benefit)	296	(14,507)	317	298

Income (loss) before noncontrolling interest	489	(27,425)	595	597
Less: Net income attributable to noncontrolling interest	2	8	11	16

Net income (loss)	$487	$(27,433)	$584	$581

Basic earnings (loss) per share	$0.07	$(3.99)	$0.09	$0.08

Diluted earnings (loss) per share	$0.07	$(3.99)	$0.09	$0.08

Note 26. Subsequent Events

The Company charged off approximately $22.3 million of loans against the allowance for loan losses, that was fully reserved as of December 31, 2010, during the first quarter of 2011, based on facts and circumstances related to these loans that occurred during the first quarter of 2011. The Company has evaluated subsequent events for potential recognition and/or disclosure and determined that other then the aforementioned charge-offs there were none that would require accrual or disclosure.